UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/12/2010

Wells Real Estate Investment Trust II, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51262

MD	20-0068852
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of principal executive offices, including zip code)

770-449-7800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

The information required by Item 1.01 is included in Item 2.03 below and is incorporated by reference herein.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On May 7, 2010, Wells Real Estate Investment Trust II, Inc. (the "Registrant"), through a wholly owned subsidiary, entered into a $500.0 million, three-year, unsecured revolving financing facility (the "$500 Million Facility") with a syndicate of banks led by J.P. Morgan Securities Inc. and PNC Capital Markets LLC, which replaces the Registrant's prior $245 million unsecured revolving financing facility. The $500 Million Facility matures on May 7, 2013.

        The $500 Million Facility provides for interest costs to be incurred based on, at the option of the Registrant, the London Interbank Offered Rate ("LIBOR") for one-, two-, three- or six-month periods, plus an applicable margin ranging from 2.60% to 3.40% (the "LIBOR Rate") or at an alternate base rate plus an applicable margin ranging from 1.60% to 2.40% (the "Base Rate"). The Base Rate for any day is the greatest of (1) the rate of interest publicly announced by JPMorgan Chase Bank, N.A., as its prime rate in effect in its principal office in New York City for such day; (2) the federal funds rate for such day plus 0.50%; or (3) the one-month LIBOR Rate for such day plus 1.00%. The margin component of the LIBOR Rate and the Base Rate is based on the Registrant's corporate credit rating, as long as it has such a rating, or on the Registrant's leverage ratio, as defined, if it does not have a corporate credit rating. Additionally, the Registrant will incur a facility fee on the aggregate revolving commitment ranging from 0.40% to 0.60% per annum, based on the Registrant's corporate credit rating, as long as it has such a rating, or on its leverage ratio, if it does not have a corporate credit rating.

Under the terms of the $500 Million Facility, accrued interest is payable in arrears on the first day of each calendar month. The Registrant is required to repay outstanding principal and accrued interest on May 7, 2013. The Registrant may prepay any loan at any time without premium or penalty.

The $500 Million Facility agreement also stipulates that the Registrant's net distributions, which equal total dividends and other distributions less the amount reinvested through the Registrant's dividend reinvestment plan, may not exceed the greater of (i) 90% of the Registrant's Funds from Operations for the twelve-month period preceding the date of payment or 100% of the Registrant's Funds from Operations for the two most recently completed fiscal quarters; or (ii) the minimum amount required in order for the Registrant to maintain its status as a REIT. Funds from Operations, as defined by the agreement, means net income (loss), minus (or plus) gains (or losses) from debt restructuring, mark-to-market adjustments on interest rate swaps, and sales of property during such period, plus depreciation on real estate assets and amortization (other than amortization of deferred financing costs) for such period, all after adjustments for unconsolidated partnerships and joint ventures. With limited exceptions, the Registrant may not make net distributions if a default or an event of default has occurred and is continuing or would result from the payment of net distributions.

Debt covenants of the $500 Million Facility require that the Registrant maintain its leverage ratio, i.e., the ratio of total debt to total asset value, at 50% or less during the term of the facility and its ratio of secured debt to total asset value, at 40% or less during the term of the facility. Total asset value is equal to the sum of the Registrant's cash and cash equivalents, plus the annualized net operating income less capital reserves for the prior fiscal quarter for all properties owned for more than two consecutive fiscal quarters, divided by 9.00%, plus the book value, computed in accordance with accounting principles generally accepted in the United States ("GAAP"), of properties acquired during the Registrant's most recently ended two fiscal quarters, plus the GAAP book value, for construction in process properties, plus the GAAP book value of unimproved land. Other debt covenants provide that the Borrower shall not permit (i) the ratio of the Registrant's unencumbered asset value to total unsecured debt to be less than 2:1, (ii) the ratio of unencumbered adjusted NOI to total unsecured debt to be less than 13% or (iii) the Registrant from failing to maintain certain interest and fixed charge coverage ratios, a minimum tangible net worth and a limitation on secured recourse debt to total asset value. The financial covenants shall be tested at the end of each fiscal quarter. The $500 Million Facility also places certain limits on investments that fall outside the Registrant's core investments of improved office and industrial properties located in the United States.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wells Real Estate Investment Trust II, Inc.

Date: May 12, 2010	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President